Exhibit 99.1
NOG Announces Closing of Permian Basin Acquisition from Veritas Energy

MINNEAPOLIS, MINNESOTA – January 31, 2022 - Northern Oil and Gas, Inc. (NYSE American: NOG) (“NOG”) today announced the closing of its previously announced acquisition of non-operated Permian Basin assets from Veritas Energy.

MANAGEMENT COMMENT

“The Veritas acquisition caps an incredible twelve months for NOG,” commented Nick O’Grady, NOG’s Chief Executive Officer. “We have grown significantly, diversified into multiple basins, substantially de-levered the balance sheet, and instituted a meaningful shareholder return program. The Veritas acquisition, which is the largest in NOG’s history, furthered all of these goals and represents a high-quality addition to our asset base. We remain dedicated to building a low-leverage, diversified company with growing cash returns for our shareholders.”

VERITAS ACQUISITION

NOG closed the Veritas acquisition on January 27, 2022, with a combination of cash and equity warrants. The closing settlement was $419.4 million in cash, which includes a $40.7 million deposit paid at signing in November 2021, and approximately 1.94 million common stock warrants with a $28.30 per share exercise price. The closing cash settlement is net of preliminary and customary purchase price adjustments and remains subject to final post-closing settlement between NOG and Veritas. Additional information regarding this previously announced acquisition can be found at: www.northernoil.com/news-media/press-releases/detail/301/northern-oil-and-gas-inc-announces-permian-basin.

ABOUT NORTHERN OIL AND GAS

NOG is a company with a primary strategy of investing in non-operated minority working and mineral interests in oil & gas properties, with a core area of focus in the premier basins within the United States. More information about NOG can be found at www.NorthernOil.com.
Mike Kelly, CFA
Chief Strategy Officer
(952) 476-9800
ir@northernoil.com

Source: Northern Oil and Gas, Inc.